Exhibit 5.1

July 3, 2003

Board of Directors

XM Satellite Radio Holdings Inc.

1500 Eckington Place, N.E.

Washington, D.C. 20002

Ladies and Gentlemen:

We are acting as special counsel to XM Satellite Radio Holdings Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission on July 3, 2003 and relating to the proposed public offering of up to 45,401,553 shares of the Company’s Class A common stock, par value $.01 per share (the “Shares”), of which 5,000,000 shares are to be sold by General Motors Corporation (“General Motors”), 900,000 shares are to be sold by R. Steven Hicks, 937,071 shares are to be sold by AEA XM Investors I LLC, 7,248,136 shares are to be sold by AEA XM Investors II LLC, 9,273,091 shares are to be sold by Madison Dearborn Capital Partners III, L.P., 205,889 shares are to be sold by Madison Dearborn Special Equity III, L.P., 16,179 shares are to be sold by Special Advisors Fund I, LLC, 6,821,005 shares are to be sold by American Honda Motor Co., Inc. and 15,389,838 shares are to be sold by Hughes Electronics Corporation. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. §229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Registration Statement.

2.	The Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on January 17, 2003 and as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect and the Certificate of Amendment to Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on March 28, 2003 and as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

3.	The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect (the “Bylaws”).

4.	The executed Second Amended and Restated Registration Rights Agreement, by and among the Company and the holders of the Company’s securities named therein, dated as of January 28, 2003, filed as Exhibit 99.1 to the Registration Statement.

5.	The executed Note Purchase Agreement, dated as of December 21, 2002 by and among the Company, XM Satellite Radio Inc. (“XM”), and OnStar Corporation (the “Note Purchase Agreement”).

6.	The executed Amendment to Note Purchase Agreement, dated as of January 16, 2003, by and between the Company, XM and OnStar Corporation (the “NPA Amendment”).

7.	The executed Second Amended and Restated Distribution Agreement, dated as of January 28, 2003, by and among the Company, XM and OnStar Corporation (the “Distribution Agreement”).

8.	The executed Credit Agreement, dated as of January 28, 2003, by and among the Company, XM and General Motors (the “Credit Agreement”).

9.	Stock Purchase Agreement, dated as of July 7, 2000, by and between the Company and the investors listed therein (the “Series C Purchase Agreement”).

10.	Note Purchase Agreement, dated as of June 7, 1999, by and between the Company and the investors listed therein (the “Series A Note Purchase Agreement”).

11.	The executed Common Stock Purchase Warrant Certificate of the Company dated December 21, 2002, issued to R. Steven Hicks (the “Hicks Warrant” and together with the Note Purchase Agreement, the NPA Amendment, the Distribution Agreement, the Credit Agreement, the Series C Purchase Agreement, the Series A Note Purchase Agreement and the Hicks Warrant, the “Transaction Documents”).

12.	Resolutions of the Board of Directors of the Company adopted at meetings held on June 6, 1999, December 19, 2002 and January 23, 2003, and by written consent dated July 7, 2000 and January 16, 2003, each as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the issuance and sale of the Shares and arrangements in connection therewith.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that following effectiveness of the Registration Statement and issuance of the Shares in accordance with the terms of the Transaction Documents, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for your use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.
HOGAN & HARTSON L.L.P.